Exhibit 99.1

Digi International Expands Senior Secured Revolving Credit Facility to $350 Million

(Minneapolis, MN, August 31, 2026) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission-critical Internet of Things ("IoT") products, services and solutions, today announced it has expanded and refinanced its senior secured revolving credit facility, increasing total borrowing capacity to $350 million.

The expanded facility replaces Digi's existing $250 million revolving credit facility and provides an increased accordion feature allowing for additional borrowing capacity of the greater of $130 million or 100% of trailing twelve month adjusted EBITDA. Combined with the accordion feature, Digi has access to total potential borrowing capacity of up to $480 million, plus an unlimited incremental amount subject to a pro forma total net leverage ratio not to exceed 2.50x. The new facility matures on August 27, 2031. The new facility also features improved pricing, with SOFR margins ranging from 125 to 262.5 basis points based on Digi's net leverage ratio, compared to a range of 135 to 310 basis points under the existing facility.

"This expanded facility reflects the confidence our banking partners have in Digi's business and our continued ability to generate strong cash flows," said Jamie Loch, Executive Vice President, CFO, and Treasurer. "The increased capacity and improved terms provide us with greater financial flexibility to support our strategic growth initiatives, both organically and through acquisitions, while also reducing our cost of borrowing. We remain focused on disciplined capital allocation and delivering long-term value for our shareholders."

The new facility also increases the maximum total net leverage ratio covenant from 3.0x to 3.50x, providing additional flexibility to pursue strategic acquisitions, with an acquisition holiday provision of 0.50x for four fiscal quarters following a qualifying acquisition. The minimum interest coverage ratio remains unchanged at 3.00x.

Subject to the terms of the new facility, Digi may use borrowings for working capital, capital expenditures, restricted payments, acquisitions, and other general corporate purposes.

BMO Bank N.A. serves as administrative agent for the facility and collateral agent. BMO Capital Markets Corp. and Bank of America, N.A. serve as joint bookrunners, BMO Capital Markets Corp., Bank of America, N.A. and MUFG Bank, Ltd., as joint lead arrangers.

About Digi International

Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we've helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "continue," "estimate," "expect," "intend," "may," "remain," "plan," "potential," "project," "should," or "will" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, including but not limited to expectations regarding Digi’s profitability and net cash position, inventory levels, perceived marketplace opportunities, debt repayments, attributions of actual or potential acquisitions and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to our ability to realize synergies and operating benefits from completed acquisitions (like our recent acquisitions of Jolt completed in August 2025, and Particle completed in January 2026), ongoing and varying inflationary and deflationary pressures around the world and the monetary, fiscal and trade policies of governments globally as well as present and ongoing concerns about a potential economic slowdown, the potential for longer than expected sales cycles, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges, regulatory risks that include, but are not limited to, the potential expansion of tariffs and potential changes to regulations impacting the functionality or compliance of our products, risks related to cybersecurity, data breaches and data privacy, risks arising from military conflicts such as those in Ukraine, the Middle East, and geopolitical tensions including those involving China and Taiwan, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2025, and any other subsequent filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Rob Bennett
Investor Relations
Digi International
Email: rob.bennett@digi.com